Exhibit 99.1
Form 8-K
Viking Systems, Inc.
File No. 000-49636

Viking Systems Inc. (VKSY) Announces Second Quarter 2005 Financial Results and Conference Call Announcement

Company Continues Sales Expansion of 3D Vision Systems into Key Domestic and International Markets

SAN DIEGO-- (BUSINESS WIRE)--Aug. 19, 2005--Viking Systems Inc. (OTCBB:VKSY - News), a manufacturer of three dimensional laparoscopic vision systems for use in minimally invasive surgery, today announced the financial results for the second quarter of 2005.

For the three months, ended June 30, 2005, the Company reported revenue of $1.08 million representing a 5% increase, compared to revenue of $1.03 million for the three months ended June 30, 2004. Gross margins increased to $276 thousand, 25.5% for the three months ended June 30, 2005, compared to gross margins of $254 thousand, or 24.6% for the three months ended June 30, 2004.

The Company had a net loss of $1.3 million, or $(0.04) per share fully diluted, for the three months ended June 30, 2005 compared to a net loss of $358 thousand, or $(0.04) per share, fully diluted for the three months ended June 30, 2004. The increase in net loss is attributable to the implementation of the sales and marketing plan, further development and optimization of the 3Di product line, and maintaining operations of the Visualization business. Also included is a $206,000 non-cash interest expense related to the convertible notes issued.

For the six months ended June 30, 2005, revenue increased by approximately $928 thousand, or 90% to $1.96 million, compared to revenue of $1.03 million for the six months ended June 30, 2004. For the six months, ended June 30, 2005, gross margins increased to $533 thousand, or 27.7%, compared to $254 thousand or 24.6% for the six months ended June 30, 2004.

VKSY had a net loss of $4.12 million, or $(0.13) per share fully diluted, for the six months ended June 30, 2005 compared to a net loss of approximately $470 thousand, or $(0.05) per share, fully diluted for the six months ended June 30, 2004.

Tom Marsh, Viking President & CEO, stated, “In the second quarter of 2005, we continued fiercely marketing our flagship product, the EndoSite 3Di Digital Vision System, to the general surgical market while developing new market opportunities in other surgical specialties. As minimally invasive surgery becomes progressively more dependent on high quality visualization, surgeons around the world are learning that 3D-visualization alleviates difficulties traditionally encountered when performing complex procedures. As our customers continue to procedurally shift to minimally invasive (MIS) technique, we intend to introduce new products, services, and capabilities to respond to this growing business segment.”

Regarding the direction of the Company’s Visualization platform, Marsh added, “To date we have only scratched the surface of the market potential of our products and development expertise. Not only will we continue our commitment to the growth of our OEM business, believing that our engineering capabilities and advanced process make us an attractive strategic partner and supplier, but we believe the Company is well positioned to capitalize on new opportunities. We intend to be at the forefront of providing 3D vision technology to emerging, and high-growth domestic and international markets, thus driving sales and ultimately increasing shareholder value."

Conference Call Announcement

The conference call will take place at 11:00 a.m. Eastern, on Wednesday, August 24, 2005. Those interested in participating should call 800-322-0079 if calling within the United States, or 973-935-2100 if calling internationally, approximately 5 to 10 minutes prior to 11:00 a.m. There will be a playback available until August 31, 2005. To listen to the playback, please call 877-519-4471 if calling within the United States, or 973-341-3080 if calling internationally. Please use pass code 6397431 for the replay.

The call is being webcast by ViaVid Broadcasting and may be accessed at Viking's website at www.vikingsystems.com. The webcast may also be accessed at ViaVid's website at www.viavid.net. The webcast can be accessed through November 30, 2005 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the media player, visit: www.microsoft.com/windows/windowsmedia/en/download/default.asp .

About Viking Systems Inc.

Viking Systems, Inc. (OTCBB:VKSY - News) provides high performance 3D endoscopic vision systems to hospitals for minimally invasive surgery (MIS). Viking is leveraging that position to become a market leader in bringing integrated solutions to the digital surgical environment. Our focus is to deliver integrated information, visualization and control solutions to the surgical team, enhancing their capability and performance in MIS and complex surgical procedures. Viking Systems is headquartered in La Jolla, Calif. For more information, please visit the Company's website at www.vikingsystems.com.

Tables Follow
VIKING SYSTEMS, INC.
Unaudited Statement of Operations
Three and Six Months Ended June 30, 2005 and 2004

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Sales, net	$1,082,413	$1,030,962	$1,958,816	$1,030,962
Cost of sales	806,425	777,435	1,425,650	777,435

Gross profit	275,988	253,527	533,166	253,527

Operating expenses:
General and administrative	337,476	300,734	829,243	412,410
Selling and marketing	695,225	173,901	1,169,041	173,901
Research and development	235,904	136,328	427,280	136,328

Total operating expenses	1,268,605	610,963	2,425,564	722,639

Operating loss	(992,617)	(357,436)	(1,892,398)	(469,112)

Other income (expense):
Interest expense	(276,353)	(751)	(2,225,150)	(751)

Total other income (expense)	(276,353)	(751)	(2,225,150)	(751)

Net loss	$(1,268,970)	$(358,187)	$(4,117,548)	$(469,863)

Net loss per common
Share - basic and diluted	$(0.04)	$(0.04)	$(0.13)	$(0.05)

Weighted average shares - basic	31,919,050	8,874,000	31,919,050	8,874,000

Weighted average shares - diluted	31,919,050	8,874,000	31,919,050	8,874,000

Contact:
Viking Systems Inc.
Sarah Becker, 858-456-3575
sbecker@vikingsystems.com

Or

Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net